Schedule S

dated March 19, 2020

to

THE ADVISORS’ INNER CIRCLE FUND III

Amended and Restated Rule 18f-3 Multiple Class Plan

dated February 12, 2014

Rayliant Quantamental China Equity Fund

(a Fund to which Rayliant Asset Management Limited serves as investment adviser)

Fund	Institutional Shares	Advisor Shares
Rayliant Quantamental China Equity Fund	X	X

EXHIBIT S.1

RAYLIANT QUANTAMENTAL CHINA EQUITY FUND

CERTIFICATE OF CLASS DESIGNATION

Institutional Shares

1.	Class-Specific Distribution Arrangements, Other Expenses

Institutional Shares are sold without a load or sales charge and are not subject to a Rule 12b-1 fee or a shareholder service fee.

2.	Eligibility of Purchasers

Institutional Shares are available to certain categories of investors, and may be subject to a minimum investment, as described in the Fund’s prospectus.

3.	Voting Rights

Each shareholder of Institutional Shares will have one vote for each full Institutional Share held and a fractional vote for each fractional Institutional Share held. Shareholders of Institutional Shares will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to Institutional Shares (such as a Rule 12b-1 Distribution Plan or Shareholder Service Plan relating to Institutional Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the shareholders of Institutional Shares differ from the interests of holders of any other Class; and (iii) in all other respects the same rights and obligations as any other Class.

4.	Conversion Rights

a. Conversion at the Option of a Shareholder

Shareholders of Institutional Shares of the Fund may convert such Institutional Shares into another Class of shares of the Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion right is disclosed in the prospectus for the Fund and subject to the terms and conditions set forth in the prospectus of the Fund, provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the Class of shares into which such shareholder seeks to have his/her/its shares converted, as set forth in the Fund’s prospectus.

b. Conversion at the Option of the Fund

In the event that a shareholder no longer meets the eligibility requirements for investment in Institutional Shares, the Fund may, in its discretion, elect to convert such shareholder's Institutional Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Institutional Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

5.	Limitation on Conversion Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Trust or the principal underwriter for the Fund to make available for investment only certain Classes of shares of the Fund, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.

EXHIBIT S.2

RAYLIANT QUANTAMENTAL CHINA EQUITY FUND

CERTIFICATE OF CLASS DESIGNATION

Advisor Shares

1.	Class-Specific Distribution Arrangements, Other Expenses

Advisor Shares are sold without a load or sales charge, but are subject to a shareholder service fee that is payable under a Shareholder Service Plan. Under the terms of the Shareholder Service Plan, the Fund is permitted to compensate, out of the Advisor Shares’ assets, in an annual amount up to 0.25% of the average daily net assets of the Advisor Shares, Service Providers (as defined in the Shareholder Service Plan) that have established a shareholder servicing relationship with the Funds on behalf of their customers who are Advisor Shares shareholders, as described in the Fund’s prospectus.

2.	Eligibility of Purchasers

Advisor Shares are available to certain categories of investors, and may be subject to a minimum investment, as described in the Fund’s prospectus.

3.	Voting Rights

Each shareholder of Advisor Shares will have one vote for each full Advisor Share held and a fractional vote for each fractional Advisor Share held. Shareholders of Advisor Shares will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to Advisor Shares (such as a Rule 12b-1 Distribution Plan or Shareholder Service Plan relating to Advisor Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the shareholders of Advisor Shares differ from the interests of holders of any other Class; and (iii) in all other respects the same rights and obligations as any other Class.

4.	Conversion Rights

a. Conversion at the Option of a Shareholder

Shareholders of Advisor Shares of the Fund may convert such Advisor Shares into another Class of shares of the Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion right is disclosed in the prospectus for the Fund and subject to the terms and conditions set forth in the prospectus of the Fund, provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the Class of shares into which such shareholder seeks to have his/her/its shares converted, as set forth in the Fund’s prospectus.

b. Conversion at the Option of the Fund

In the event that a shareholder no longer meets the eligibility requirements for investment in Advisor Shares, the Fund may, in its discretion, elect to convert such shareholder's Advisor Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Advisor Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

5.	Limitation on Conversion Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Trust or the principal underwriter for the Fund to make available for investment only certain Classes of shares of the Fund, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.